Exhibit 99.1

Chell Group Announces NASDAQ Staff Determination.

TORONTO, Feb. 26 /PRNewswire-FirstCall/ - CHELL GROUP CORPORATION (NASDAQ:CHEL - news) announced today that it received a NASDAQ staff determination in a letter dated February 20, 2002, indicating that the Company's securities are subject to delisting from NASDAQ based upon the Company's noncompliance with the Net Tangible Assets and Shareholder Equity requirements for continued listing of its securities on NASDAQ as set forth in Marketplace Rule 4310(c)(2)(b). The Company will appeal the staff determination and is requesting an oral hearing, which will stay the delisting until at least the date of the hearing. The Company's appeal will be based upon its plan to achieve and sustain compliance through a private placement offering, which has had an initial closing on February 12, 2002, and pending acquisitions including, but not limited to, Logicorp Data Systems Ltd., Logicorp Service Group Ltd. and Stardrive Solutions, Inc.

The Company believes that upon the occurrence of a number of matters including the completion of these acquisitions, each of which is pursuant to previously executed and announced definitive agreements, it will be in compliance with the requirements for continued listing. There can be no assurance that the Panel will grant the Company's request for continued listing. If the Company's listing is withdrawn, the Company anticipates that its common stock will be quoted on the NASD Bulletin Board and that it will make all efforts to have its listing restored.

About Chell Group Corporation:

Chell Group Corporation (NASDAQ Small Cap: CHEL - news) is a technology holding company seeking to create value by acquiring and growing undervalued technology companies. Chell Group's portfolio includes NTN Interactive Network Inc., Magic Lantern Communications Ltd. www.magiclantern.ca, GalaVu Entertainment Network Inc. www.galavu.com, Engyro Inc. (investment subsidiary) www.engyro.com, and cDemo Inc. (investment subsidiary) www.cdemo.com. For more information on the Chell Group, please visit www.chell.com.

Forward-looking statements and comments in this press release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Certain statements, which describe The Chell Group Corporation's intentions, expectations or predictions, are forward-looking and are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the acceptance of Internet based application service providers in the consumer market; the impact of rapid technological and market change; general industry and market conditions and growth rates.